EXHIBIT 99.3

Second Quarter Fiscal 2015 Earnings Prepared Comments

Ashland released results for the quarter ended March 31, 2015, at approximately 5 p.m. Eastern Time today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission. A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Thursday, April 30, 2015, at 9:00 a.m. EST to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results

As shown on Slide 2, our remarks include forward-looking statements, as such term is defined under U.S. securities law.
We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.
Please also note that we will be discussing adjusted results in this presentation.
We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

Ashland’s strong second-quarter performance reflects many of the same key themes from the first quarter. Sound execution, good business and product mix, strong margins, and cost discipline drove an 11 percent increase to adjusted EBITDA from a year ago. Although currency remained a significant headwind to both sales and earnings, each of Ashland’s three commercial units reported year-over-year margin gains. This contributed to a 470-basis-point increase to Ashland’s overall adjusted EBITDA margin, which climbed to 22.3 percent.

We are playing to our strengths by focusing on the products and market areas where we provide the most value to our customers. At the same time, we have now captured nearly all of the expected $200 million in annualized cost savings from our global restructuring, which in turn is helping to drive significant margin expansion.

Ashland reported GAAP earnings of $1.39 per share from continuing operations. After adjusting for key items, earnings per share from continuing operations were $2.03, a 33 percent increase over prior year. This marks the fourth consecutive quarter of year-over-year adjusted EPS growth, with an average increase of 24 percent over that period.

Adjusted EBITDA grew 11 percent from the year-ago quarter, to $301 million, driven by improved business and product mix, lower raw-material costs and reduced selling, general and administrative (SG&A) expenses. Normalizing for currency and divestitures, Ashland’s sales declined 3 percent, largely from pricing adjustments due to lower feedstock costs.

In addition to our strong business performance in the quarter, Ashland continued to return cash to shareholders through our previously announced $270 million accelerated stock repurchase (ASR) program. We received 1.9 million shares up front and expect to receive the remaining shares prior to the program’s expiration on July 31, 2015. Upon completion of the ASR, Ashland will have finished its previously announced $1.35 billion share repurchase authorization. As a result, the company today announced that the board of directors has approved a new $1 billion share repurchase authorization that will expire December 31, 2017.

Slide 4: Key Items Affecting Income

In total, five key items had a net unfavorable impact on EPS from continuing operations of $0.64 in the second quarter. These items were as follows:

1)	$17 million after-tax charge related to restructuring activities at a manufacturing facility.
2)	$14 million after-tax charge related to the impairment of Valvoline’s equity investment in a Venezuelan joint venture. The impairment is due to the devaluation of the Venezuelan bolivar.
3)	$16 million after-tax benefit from an acquisition-related tax indemnity settlement.
4)	$7 million after-tax charge related to a non-U.S. pension plan re-measurement. This re-measurement is due to the exit from the plan of Ashland Water Technologies employees.
5)	$21 million after-tax loss on divestitures, primarily related to the recently announced sale of Valvoline car-care products assets.

The year-ago quarter consisted of five key items with a net unfavorable impact on EPS from continuing operations of $2.31.

Slide 5: Adjusted Results Summary

Positive mix in each of Ashland’s commercial units, lower input costs, disciplined pricing, and net savings from the global restructuring program drove an 11 percent increase in EBITDA versus prior year. This was in spite of significant currency headwinds which negatively affected sales by $73 million and earnings by $16 million. Versus prior year, both EBITDA and EBITDA margin have grown for four consecutive quarters, with year-over-year EBITDA growth averaging 10 percent over that period.

Slide 6: Ashland Specialty Ingredients – Adjusted Results Summary

Ashland Specialty Ingredients (ASI) Second-Quarter Performance Summary

Improved product mix and continued strong cost discipline drove higher earnings and margins for ASI. The commercial unit’s results came in slightly ahead of our prior expectations, despite significant currency headwinds. EBITDA grew 9 percent (or 18 percent when normalizing for currency) as we saw good demand for some of our unique, higher-value-added products and continued cost savings from the global restructuring. Sales fell 7 percent as a result of currency (-5 percent), exited product lines (-1 percent), and weak North American energy markets. Better mix, combined with good manufacturing cost execution, led to a 220-basis-point increase in gross margin. EBITDA margin climbed 370 basis points to 24.4 percent, continuing our string of steady progress toward the long-term goal of 25-27 percent.

Consumer Specialties’ sales were up 2 percent from prior year on a constant currency basis, with particular strength coming in pharmaceuticals, where sales grew 6 percent adjusted for currency translation. We’re a leader in the fast-growing excipients market, where we have been investing in innovation and making great strides to move closer to customers. We’ve recently announced capacity additions to both our natural and synthetic product lines that should help us continue growing with our customers in this and other end markets. Personal care volumes grew 1 percent, as continued strength in the oral- and hair-care markets was partially offset by weak skin-care volumes. We see significant opportunities within these core markets and received very positive feedback from customers at the recent In-Cosmetics show in Barcelona where we featured some of Ashland’s next-generation hair- and skin-care formulations. In the nutrition market, the competitive environment continues to exert pressure on Ashland’s sales and volume.

Excluding energy, Industrial Specialties’ volume was flat with prior year and currency-adjusted sales declined 1 percent. Energy markets remained soft in the quarter with rig count down 40 percent from October. The construction end market improved in all regions, with particular strength in Asia. Just last week, as part of our ongoing efforts to be an innovation leader in the construction additives market, we introduced our Culminal™ Plus tile adhesive to European customers. This new product was developed to meet demand for increasingly larger tile dimensions and tile weights used in construction. Coatings volumes grew 2 percent, primarily due to the completion in late February of the first phase of expansion at our hydroxyethylcellulose (HEC) facility in Nanjing, China. Currency-adjusted sales to the coatings market grew 1 percent. With the additional capacity in place, as well as the completion of phase 2 of the expansion, we expect to see an acceleration of growth within the coatings market in the second half of the year. Adhesives posted another good quarter with volumes increasing 2 percent. Overall, on a constant-currency basis, Industrial Specialties sales fell 8 percent year over year on a 7 percent decline in volumes. The decline is due primarily to reduced sales into the energy end market.

Outlook

For the fiscal third quarter, we expect continued growth in the high-value-add, higher-margin areas of the business. However, we expect currency, continued weakness in energy markets, and exiting of the redispersible powder (RDP) product line to be headwinds to prior-year sales. In total, we expect ASI’s third-quarter sales to be in the range of $600-$620 million. Continued mix improvement, higher margins and cost discipline should lead to estimated EBITDA margin of 24-24.5 percent.

In terms of currency, the estimates above assume a Euro at $1.08. To help with understanding ASI’s currency sensitivity, for every one-cent change in the Euro, revenues and EBITDA are expected to increase or decrease by approximately $4.5 million and $1.2 million, respectively.

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TM Trademark, Ashland or its subsidiaries, registered in various countries

Slide 7: Ashland Performance Materials – Adjusted Results Summary

Ashland Performance Materials (APM) Second-Quarter Performance Summary

Good growth in composites volume (+3 percent), combined with lower input and manufacturing costs, helped drive continued margin expansion within APM. EBITDA margin grew 350 basis points, to 15.4 percent. Although overall EBITDA fell 10 percent compared to a year ago, the decline was due to the divestitures of the elastomers division and ASK Chemical joint venture, which together contributed $13 million to EBITDA in the prior year. APM sales declined 5 percent when normalizing for divestitures (-18 percent), currency (-6 percent) and lower butanediol (BDO) pricing (-2 percent). Gross margin expanded 720 basis points, primarily due to positive lag effect from lower input costs.

Composites volumes grew in most major regions of the world with fairly consistent results across each end market. North America remained steady and continues to show moderate, consistent growth. In Europe we’ve begun to see signs of improvement, particularly in southern Europe where we are well positioned. Volumes in Asia were good once again, with particular strength in India as we are seeing broad-based signs of recovery following the elections. Latin America is the only region where we experienced lower demand. Overall, composites revenues declined 10 percent from the prior year and 4 percent when adjusting for currency.

Intermediates & Solvents (I&S) sales declined 28 percent from prior year on lower volumes, pricing, and currency headwinds. Lower input and manufacturing costs mostly offset lower volumes, price and FX, leading to flat I&S profitability versus prior year. Excess BDO capacity continues to put pressure on prices, and we expect this to continue over the balance of fiscal 2015.

Outlook

For the third quarter, we expect overall APM sales to be roughly flat sequentially. We expect another quarter of mid-single-digit volume growth in composites on a year-over-year basis. However, BDO pricing pressure and raw-material pricing adjustments are expected to more than offset good composites sales.

EBITDA margin is expected to be approximately 6 percent due to the combination of lower BDO pricing, a planned turnaround at one of our I&S plants, and an unplanned shutdown at our other I&S plant. The combined effect of these planned and unplanned shutdowns is currently expected to be a $20 million headwind to EBITDA.

For modeling purposes, the prior-year period included approximately $3 million of equity income from the now-divested ASK joint venture.

Slide 8: Valvoline – Adjusted Results Summary

Valvoline Second-Quarter Performance Summary

Valvoline turned in another strong performance as successful promotions in Do-it-Yourself (DIY), continued growth within Valvoline Instant Oil ChangeSM (VIOC), and lower raw-material costs led to record segment earnings. Improved mix and margin expansion fueled an 18 percent increase in EBITDA from the year-ago period. Three of Valvoline’s four channels to market posted year-over-year volume gains. Successful promotions drove volume growth in the DIY channel, while higher store count and strong same-store sales performance drove growth in VIOC. Volume growth returned to the international channel as distributor destocking began to abate late in the quarter. Solid volume gains were more than offset by currency headwinds (-3 percent), which was the primary driver to the year-over-year decline in sales. Lower input costs provided a tailwind to the quarter, contributing to the 410-basis-point increase to EBITDA margin when compared to the prior year.

At VIOC, same-store sales at company-owned sites grew nearly 7 percent. Across the broader store base, the total number of oil changes increased 7 percent. Average ticket increased 1.3 percent, to nearly $70, driven by a 9 percent increase in premium oil changes. In total, VIOC sales grew 9 percent versus a year ago.

Successful promotions during the period led to a 2 percent volume increase for the DIY channel. Pricing adjustments negatively affected the top line, although margins remained strong due to favorable input costs.

Distributor destocking began to abate late in the quarter and normalized growth within the international channel began to return. Volumes and currency adjusted sales both grew 2 percent from prior year. General softness in the heavy-duty market remained a modest headwind.

Customer destocking during the quarter negatively affected the installer channel, leading to a slight decline versus prior year.

Overall mix continued to improve, with premium-branded lubricant sales volume increasing from 37.1 percent to 40.7 percent.

Outlook

For the fiscal third quarter, we expect volume growth of 1-2 percent, although net sales are expected to decline approximately 3-5 percent from prior year due to currency headwinds and pricing adjustments. Gross margins should decline sequentially by approximately 150 basis points due to pass-through pricing. This, coupled with slightly higher SG&A spend, is expected to lead to EBITDA margin of approximately 20-21 percent.

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SM Service mark, Ashland or its subsidiaries, registered in various countries

Slide 9: Fiscal Second Quarter 2015 – Corporate Items

The adjusted effective tax rate for the quarter was 21.0 percent, lower than our prior expectation. The decrease was driven primarily by discrete items. Ashland’s previous guidance of 24-26 percent for the full fiscal year remains unchanged due to uncertainty around geographic income mix and other potential discrete items which could negatively affect the rate in the second half of the year.

Corporate income is expected to be $25-$30 million for the full year, consistent with prior expectations.

Trade working capital ended the quarter at 19.1 percent of sales. Our full-year expectation remains unchanged at approximately 18.5 percent in 2015.

Capital expenditures were $43 million in the quarter, bringing the year-to-date total to $86 million. We continue to expect capital expenditures for the full year to be approximately $275-$300 million.

Ashland generated $4 million in free cash flow during the quarter, bringing the year-to-date total to $10 million. Cash taxes for the first half of the year, due to timing of estimated payments, led to lower free cash flow generation in the first half. However, this is a timing effect, and we continue to expect the full-year cash tax rate to be 22 percent.  Second-half cash taxes are expected to be approximately 50 percent below the first half.

As a result of the stronger dollar, which has negatively affected earnings and the value of working capital, we expect free cash flow for fiscal 2015 to be $225-$250 million, down from prior expectations.

Ashland’s liquidity position remains very strong. At quarter end, Ashland had approximately $2.1 billion of available liquidity, including slightly more than $900 million in cash. Nearly all of this cash is held outside the U.S.

In January 2015, Ashland entered into a comprehensive settlement agreement related to certain insurance coverage for asbestos bodily injury claims and received $398 million in cash.  As a result of the settlement agreement, Ashland recorded an after-tax gain of $120 million within discontinued operations. In addition, Ashland placed $335 million of the settlement funds received into a renewable annual trust restricted for the purpose of paying for ongoing and future litigation defense and claim indemnity costs incurred in conjunction with asbestos claims. Based on current assumptions and our best estimates of the future liability, insurance receivable and rate of return on the assets, we currently expect the funds invested in the trust, along with funds received from future insurance receivables, will fully offset Ashland’s asbestos liability claims and defense costs.

Slide 10: Margin Profile Expectations

Halfway through fiscal 2015, Ashland’s earnings and EBITDA margin have exceeded management’s prior expectations. Despite significant currency headwinds, adjusted EPS in the first half of fiscal 2015 grew 32 percent versus a year ago. EBITDA grew 11 percent. Improved execution across each of Ashland’s segments, cost savings from the global restructuring program, and strong margin management have driven better-than-expected results in each of the commercial units. As a result of the strong performance in the first half, management now expects Ashland’s EBITDA margin for the full year to exceed 19 percent, up from the previous estimate of approximately 18 percent.

Each of the three commercial units is expected to generate margins above our prior guidance for the year.

ASI’s focus on the higher-value-added areas of the market, where underlying growth rates remain healthy, worked well in the first half. Through the first six months, EBITDA margin grew 290 basis points and adjusted operating income rose 17 percent versus a year ago. Looking forward, management now expects ASI’s full-year EBITDA margin to be in the range of 23-23.5 percent, up slightly from its prior estimate. The long-term target remains 25-27 percent.

APM’s first-half strength was marked by a 5 percent increase in composites volume and lower raw-material costs. Together these contributed to a 25 percent increase in adjusted operating income through the first six months. Looking ahead to the second half of the year, headwinds from rising raw-material costs in some regions, planned turnarounds at I&S (third quarter) and maleic (fourth quarter) plants, an unplanned shutdown at our other I&S plant and lower BDO pricing should more than offset continued growth in composites. As a result, we expect full-year EBITDA margin to be approximately 10 percent, in line with our longer-term margin expectations.

Valvoline posted a very strong first half, as adjusted operating income rose 15 percent versus prior year. Volume growth from upcoming promotions and the start of the summer driving season should help offset the negative effects of additional pricing adjustments. In total, management now expects full-year EBITDA margin to be approximately 20 percent. Longer-term, management expects continued execution against the broader Valvoline strategy and an improved, stable raw material environment to lead to EBITDA margin of 19-20 percent.

End of prepared remarks